SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):    October 29, 2009

RUBIO’S RESTAURANTS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-26125	33-0100303
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1902 Wright Place, Suite 300, Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:    (760) 929-8226

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

On October 29, 2009, Rubio’s Restaurants, Inc. (the “Company”) issued a press release announcing that its Board of Directors had unanimously rejected the unsolicited proposal from a group consisting of Alex Meruelo and his affiliates and Levine Leichtman Capital Partners IV, L.P. to acquire all of the Company’s outstanding common stock for $8.00 per share.  The Board, after a thorough review with management, a Special Committee of the Board and its financial and legal advisors, determined that the proposal was not in the best interests of the Company’s stockholders.  The Board has commenced a process to evaluate the Company’s strategic alternatives to enhance stockholder value, including an evaluation of the expressions of interest received by the Company.  No timetable has been set for completion of this evaluation process, and there can be no assurance that any transaction will result.  The Board has engaged Cowen and Company, LLC to provide financial advice and assist the Board with its evaluation process.  The Company does not plan to make any further comment on the evaluation process until the evaluation is complete.  A copy of the press release is furnished herewith as Exhibit 99.1.

The Company also issued a press release on October 29, 2009 with a statement in response to a class action lawsuit filed against the Company, its directors and officers, and Alex Meruelo in California Superior Court.  The lawsuit inaccurately asserts that the Company’s officers and directors breached their fiduciary duties in connection with the Company’s receipt of an unsolicited proposal to acquire all of the Company’s outstanding common stock by a group consisting of Alex Meruelo and his affiliates and Levine Leichtman Capital Partners IV, L.P.  The lawsuit seeks to enjoin the Company and its directors and officers from consummating a sale of the Company to the Meruelo Group.  The Company does not have, and has never had, an agreement or arrangement to sell any stock or assets to the Meruelo Group.  As discussed above, the Company announced that its Board of Directors had rejected the unsolicited proposal from the Meruelo Group after unanimously determining that the proposal was not in the best interests of the Company’s stockholders.  The Company intends to vigorously defend against this meritless lawsuit.  A copy of the press release is furnished herewith as Exhibit 99.2.

Item 9.01.    Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

99.1
Press Release, dated October 29, 2009, announcing that the Company’s Board of Directors had unanimously rejected the unsolicited proposal from a group consisting of Alex Meruelo and his affiliates and Levine Leichtman Capital Partners IV, L.P. and the Company’s plan to evaluate its strategic alternatives.

99.2	Press Release, dated October 29, 2009, with the Company’s response to a class action lawsuit filed against the Company, its directors and officers, and Alex Meruelo in California Superior Court.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  October 29, 2009

RUBIO’S RESTAURANTS, INC.

By: /s/ Frank Henigman
Frank Henigman, Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1
Press Release, dated October 29, 2009, announcing that the Company’s Board of Directors had unanimously rejected the unsolicited proposal from a group consisting of Alex Meruelo and his affiliates and Levine Leichtman Capital Partners IV, L.P. and the Company’s plan to evaluate its strategic alternatives.

99.2	Press Release, dated October 29, 2009, with the Company’s response to a class action lawsuit filed against the Company, its directors and officers, and Alex Meruelo in California Superior Court.